Exhibit 10.29

DAVITA INC. EXECUTIVE RETIREMENT PLAN

AMENDMENT #1

WHEREAS, on February 2, 2006, the Board of Directors of DaVita Inc. (the “Board”) has authorized the amendment of the Gambro Healthcare, Inc. Executive Retirement Plan (the “Plan”) to change the name of the Plan to the DaVita Inc. Executive Retirement Plan and to cease all future benefit accruals under the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows as follows:

1.	Effective February 2, 2006, the name of the Plan shall be the “DaVita Inc. Executive Retirement Plan.”

2.	Effective February 2, 2006, Article 5.2 of the Plan is hereby amended to read in its entirety as follows:

“5.2 As of February 2, 2006, the Employer shall cease all future benefit accruals under the Plan and shall cease crediting the accounts of each participant in the Plan with additional contributions.”

Gambro Healthcare, Inc.

Executive Retirement Plan

Article 1.     Establishment, Purpose, and Duration

1.1 Establishment of the Plan. Gambro Healthcare, Inc. (the “Company”) establishes this executive retirement plan for key management Employees as described herein, known as the “Gambro Healthcare, Inc. Executive Retirement Plan” (the “Plan”), effective the day before the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc. This Plan is a spinoff of the Gambro, Inc. Executive Retirement Plan (“GERP”).

Except as otherwise provided herein, the provisions of this Plan apply to amounts deferred after December 31, 2004 into this Plan and amounts deferred after December 31, 2004 into the GERP, pursuant to Section 409A of the Code (as defined below in Section 2(e)). Amounts deferred after December 31, 2004 shall include the 2003 and 2004 Annual Contributions (as defined below in Section 2(b)) made to the GERP (adjusted for hypothetical earnings and losses thereon) for Participants who are not vested in such 2003 and 2004 Annual Contributions as of December 31, 2004. The provisions of this Plan shall be construed and administered in accordance with Code Section 409A and shall be deemed to be modified to the extent necessary to comply with Code Section 409A.

The Plan provides for the contribution by the Employer of certain amounts into the Participants’ accounts, as described herein. In addition, a one-time Transition Contribution was made to the accounts of certain Participants, pursuant to the terms of Section 5.1 herein.

1.2 Purpose of the Plan. The purpose of the Plan is to: (a) provide Employees with the opportunity to receive contributions from the Employer on a tax-deferred basis; (b) replace benefits for certain Employees who have previously participated in the Supplemental Retirement Income Plan of COBE Laboratories, Inc. (As Amended and Restated Effective April 1, 1992) (the “SERP”); (c) promote the achievement of long-term objectives of the Employer by attracting and retaining key Employees of outstanding competence; and (d) assist in providing competitive total compensation opportunities. This Plan is an unfunded deferred compensation plan for a select group of management, highly compensated employees, and persons who have been part of a select group of management and/or highly compensated employees. It is intended that the Plan constitute an unfunded “top hat plan” for purposes of the Employee Retirement Income Security Act of 1974, as amended.

1.3 Duration of the Plan. The Plan remains in effect indefinitely, subject to the right of the Board of Directors to terminate the Plan at any time pursuant to Article 7.

Article 2.     Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth below and, when the defined meaning is intended, the initial letter of the word is capitalized:

(a)	“Adoption Agreement” means an application for participation in the Plan, execution of which by an eligible employee is required for Plan participation, as described in Section 4.2 herein.

(b)	“Annual Contribution” means an annual contribution made by the Employer into the Participant’s Deferral Account, as described in Section 5.2 herein.

(c)	“Base Salary” means an Employee’s total annual base salary, including any commissions that may be paid to the Employee. For 2005, Base Salary shall include an Employee’s total annual base salary including any commission that may be paid to the employee from Gambro, Inc. or a subsidiary of Gambro, Inc., earned prior to the establishment of this Plan.

(d)	“Board” or “Board of Directors” means the Board of Directors of the Company.

(e)	“Code” means the Internal Revenue Code of 1986, as amended, Treasury Regulations and administrative guidance issued thereunder.

(f)	“Company” means Gambro Healthcare, Inc., a Tennessee corporation.

(g)	“Deferral Account” means an account established and maintained by the Participant’s Employer for each Participant which shall include the following sub-accounts:

(1)	Post-2004 Annual Contributions Sub-Account;

(2)	Pre-2005 Annual Contributions Sub-Account;

(3)	Pre-2005 Company Contributions Sub-Account; and

(4)	Pre-2005 Transition Sub-Account.

(h)	“Deferred Amounts” means, individually or collectively, contributions made under this Plan and maintained in the Deferral Accounts.

(i)	“Disabled” refers to a Participant who ceases service with the Employer because he or she:

(1)	is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(2)	is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.

This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(C).

(j)	“Employee” means any regular status, nonunion, salaried employee of the Employer.

(k)	“Employer” means Gambro Healthcare, Inc., a Tennessee corporation, together with any and all Subsidiaries incorporated in the United States, as listed in Appendix I.

(1)	“Participant” means an Employee of the Employer who has been notified by the Plan Administrator of his or her selection to participate in the Plan and who executes an Adoption Agreement as provided in Section 4.2.

(m)	“Plan Administrator” means an individual designated by the Company to administer this Plan.

(n)	“Retirement” means that an Employee has voluntarily terminated employment with the Employer on or after his or her attainment of age sixty (60) and does not continue to provide services to the Employer.

(o)	“Separation from Service” means the cessation of an Employee’s service with the Employer.

This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(A)(i).

(p)	“SERP” means the Supplemental Retirement Income Plan of COBE Laboratories, Inc. (As Amended and Restated Effective April 1, 1992).

(q)	“Service” means the period of time from the Employee’s date of employment by the Employer to the Employee’s date of termination of employment with the Employer. An Employee’s period of employment with Gambro, Inc., or a subsidiary thereof, prior to the establishment of this Plan shall also constitute Service under this Plan. The Plan Administrator may, in its sole discretion determine all issues regarding Service, including whether to include in Service all or part of any period of time during which the Participant was employed by a corporation or entity which was acquired by, merged into, or consolidated with the Employer. The definition of Service includes leave pursuant to the Family and Medical Leave Act of 1993.

(r)	“Specified Employee” means a key employee as described in Code Section 416(i), without regard to paragraph (5) thereof, of:

(1)	Gambro AB (prior to the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc.); and

(2)	DaVita Inc. (on or after the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc.)

for so long as, any of the applicable corporation’s stock is publicly traded on an established securities market or otherwise.

This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(i).

(s)	“Subsidiary” means any corporation in which the Company owns directly, or indirectly through subsidiaries, at least fifty percent (50%) of the total combined voting power of all classes of stock, or any other entity (including, but not limited to, partnerships and joint ventures) of which the Company owns at least fifty percent (50%) of the combined equity.

(t)	“Transition Contribution” means the contribution made by Gambro, Inc. into the Participant’s Deferral Account as consideration for removal from participation in the SERP, as described in Section 5.1 herein.

(u)	“Year of Service” means a twelve (12) consecutive month period beginning on a Participant’s date of employment with the Employer (or date of latest re-employment) and each anniversary thereof during which the Participant is employed on a regular basis by the Employer. An Employee’s period of employment with Gambro, Inc., or a subsidiary thereof, prior to the establishment of this Plan shall also constitute Service under this Plan.

Article 3.     Administration

3.1 General. The Plan Administrator shall administer the Plan. The Plan Administrator shall be appointed by, and shall serve at the discretion of, the Company. The Board may delegate to the Plan Administrator any or all of the administration of the Plan. To the extent that the Board has delegated to the Plan Administrator any authority and responsibility under the Plan, all applicable references to the Board in the Plan shall be to the Plan Administrator.

3.2 Administration by the Plan Administrator. The Plan Administrator shall have the full power, discretion, and authority to interpret and administer the Plan in a manner which is consistent with the Plan’s provisions. However, in no event shall the Plan Administrator have the power to determine Plan design.

3.3 Decisions Binding. All determinations and decisions made by the Plan Administrator pursuant to the Plan, and all related orders or resolutions of the Plan Administrator, shall be final, conclusive, and binding on all persons, including the Employer, its shareholders, Employees, Participants, and their estates and beneficiaries.

Article 4.     Eligibility and Participation

4.1 Eligibility. Persons eligible to participate in the Plan are limited to Employees who are executives in International Bands 2, 3, and 4 or any other person of equivalent authority and reporting relationship, as determined by the Plan Administrator. Also, eligibility in the Plan shall further be limited to Employees who are active Employees.

4.2 Actual Participation.

(a)	Post-2004 Deferrals

For any amounts deferred after December 31, 2004, an Employee is eligible to participate in the Plan when selected by the Plan Administrator, in its sole discretion, based upon the criteria set forth in Section 4.1 herein or other relevant considerations, but not before the Employee is entered into the Employer’s payroll system. If an Employee first becomes eligible to participate in the Plan during the calendar year, the Employer may allow such Employee to enter the Plan within thirty (30) days of becoming eligible, provided the Employer’s Annual Contribution is based on Base Salary earned after the Adoption Agreement is entered into between the Employee and the Company. Such thirty (30) day period shall commence when the Employee is first eligible to participate in this Plan (or the GERP) or in the Gambro Healthcare Voluntary Deferral Plan (known as the DaVita Voluntary Deferral Plan effective the day of closing of the sale of Gambro Healthcare, Inc. to DaVita Inc.) (or the Gambro Voluntary Deferral Plan); provided, however, this provision shall be construed and interpreted in accordance with Treasury Regulations and other guidance issued by the Treasury and/or the Internal Revenue Service under Code Section 409A. Employees who are selected and approved to participate in the Plan in any given year shall enroll in the Plan by entering into an Adoption Agreement with the Company, which shall specify that the Employee shall participate in this Plan, and completing such other forms and furnishing such other information as the Company may reasonably require. The administrative documents completed by GERP Participants, such as the Adoption Agreement and other administrative forms, shall be deemed for purposes of this Plan to also have been completed under this Plan.

(b)	Pre-2005 Deferrals Under GERP

For amounts deferred prior to 2005 under the GERP (which were earned and vested as of December 31, 2004), participants in the GERP were selected by the GERP Plan Administrator, in its sole discretion, based upon the criteria set forth in Section 4.1 herein or other relevant considerations. Employees who were selected and approved to participate in the GERP enrolled in the GERP by entering into an Adoption Agreement with Gambro, Inc., which specified that the employee would participate in the GERP, and complete such other forms and furnish such other information as Gambro, Inc. required.

Article 5.     Contributions

5.1 Transition Contribution. Subject to selection by the GERP Plan Administrator and approval of the Gambro, Inc. Board of Directors, Participants who were also participants in the SERP and employed by Gambro, Inc., or a subsidiary thereof, as of December 31, 1999, had, in lieu of any other benefits under the SERP, their Deferral Accounts, as described in Section 6.1 herein, credited by Gambro, Inc. with Transition Contributions.

The Transition Contribution was credited to the Participant’s Deferral Account on or before May 1, 2000 and took the form of a one-time lump sum.

5.2 Annual Contributions. On November 1 of each year during which the Plan is in effect, the Employer shall credit the Post-2004 Annual Contributions Sub-Account of each Participant with an amount equal to:

(a)	The Participant’s annual Base Salary in effect as of November 1 of the year in which such contribution is made (without regard to any voluntary deferrals of Base Salary made by the Participant pursuant to any Employer-sponsored plans, which for 2005 include Gambro, Inc. sponsored plans); multiplied by

(b)	A percentage, which shall be determined on a yearly basis by the President of Gambro Healthcare, Inc. and shall be at a minimum equal to the following baseline percentages:

(1)	Band 2 - eight percent (8%)

(2)	Bands 3 and 4 - six percent (6%)

The President of Gambro Healthcare, Inc. has the discretion to identify Participants, other than the President of Gambro, Healthcare, Inc., who are eligible to receive a percentage greater than the baseline percentages. The Board may vote upon an increased percentage greater than the baseline percentage relating specifically to the President of Gambro Healthcare, Inc.

Solely for amounts deferred after December 31, 2004 into this Plan and amounts deferred after December 31, 2004 into the GERP, for any Participant who first entered the Plan during the year, since Base Salary prior to Plan entry may not be considered, the applicable percentage shall be increased so that the Participant will receive the same Annual Contribution he or she would have received if all of the Participant’s Base Salary was considered.

5.3 Vesting of Transition Contribution. The Transition Contribution, if any, made to the Participant’s Deferral Account, and any hypothetical earnings/losses credited (or debited) is one hundred percent (100%) vested.

5.4 Vesting of Annual Contributions. Each Annual Contribution made by the Employer (or Gambro, Inc., for a transferred Deferral Account) to the Participant’s Deferral Account, and any hypothetical earnings/losses credited (or debited) on such Annual Contribution, shall become one hundred percent (100%) vested upon the earlier to occur of:

(a)	The Participant’s completion of two (2) consecutive Years of Service following the date on which each separate contribution was credited to the Participant’s Deferral Account pursuant to Section 5.2 herein; or

(b)	The date on which the Participant attains the age of sixty (60).

5.5 Vesting Upon Occurrence of Certain Events.

(a)	Post-2004 Deferrals

For any amounts deferred after December 31,2004, if a Participant:

(1)	dies;

(2)	becomes Disabled; or

(3)	incurs a Separation from Service which triggers a severance/separation agreement,

all contributions made under this Plan to the Participant’s Post-2004 Annual Contributions Sub-Account as of the date of such event, including all hypothetical earnings/losses credited (or debited) on such contributions, shall become one hundred percent (100%) vested as of the date of such event.

For any other event, the contributions made under this Plan to the Participant’s Post-2004 Annual Contributions Sub-Account, including all hypothetical earnings/losses credited (or debited) on such contributions, shall vest only to the extent that vesting has already occurred pursuant to Sections 5.3 and 5.4 of the Plan as of the date of such event; otherwise, all such contributions, including all hypothetical earnings/losses credited (or debited) on such contributions, shall be forfeited by the Participant to the Employer.

(b)	Pre-2005 Deferrals under GERP

For amounts deferred prior to 2005 under the GERP (which were earned and vested as of December 31, 2004), in the event that the Participant dies, becomes Disabled as defined in Section 2(i), or incurs a termination which triggers a severance/separation agreement, all contributions made under this Plan to the Participant’s Pre-2005 Deferral Sub-Accounts as of the date of such event, including all hypothetical earnings/losses credited (or debited) on such contributions, shall become one hundred percent (100%) vested as of the date of such event.

If the Participant’s employment with the Employer is terminated for any other reason, the contributions made under this Plan to the Participant’s Pre-2005 Deferral Sub-Accounts, including all hypothetical earnings/losses credited (or debited) on such contributions, shall vest only to the extent that vesting has already occurred pursuant to Sections 5.3 and 5.4 of the Plan as of the date of termination; otherwise, all such contributions, including all hypothetical earnings/losses credited (or debited) on such contributions, shall be forfeited by the Participant to the Employer.

5.6 Length of Deferral. Except as otherwise provided herein, all contributions made hereunder and any hypothetical investment returns thereon shall be maintained in a tax-deferred status until distribution of the vested amounts from the Deferral Account.

Article 6.     Participants’ Accounts

6.1 Deferral Account.

(a)	Post-2004 Deferral Sub-Accounts

For any amounts deferred after December 31, 2004, the following deferral sub-account shall be established and maintained by the Participant’s Employer for each Participant:

(1)	Post-2004 Annual Contributions Sub-Account: this sub-account contains:

(A)	all post-2004 Annual Contributions (adjusted for hypothetical earnings and losses thereon) made by the Employer; and

(B)	all 2003 and 2004 Annual Contributions (adjusted for hypothetical earnings and losses thereon) made by Gambro, Inc., or a subsidiary thereof, for Participants who were not vested in such 2003 and 2004 Annual Contributions as of December 31, 2004.

(b)	Pre-2005 Deferral Sub-Accounts

For amounts deferred prior to 2005 under the GERP (which were earned and vested as of December 31, 2004), the following deferral sub-accounts shall be established and maintained by the Employer for each Participant:

(1)	Pre-2005 Annual Contributions Sub-Account: this sub-account contains all 2003 and 2004 Annual Contributions (adjusted for hypothetical earnings and losses thereon) made by Gambro, Inc., or a subsidiary thereof for Participants who were vested in such 2003 and 2004 Annual Contributions as of December 31, 2004;

(2)	Pre-2005 Company Contributions Sub-Account: this sub-account contains all 2000, 2001 and 2002 Annual Contributions (adjusted for hypothetical earnings and losses thereon) made by Gambro, Inc., or a subsidiary thereof; and

(3)	Pre-2005 Transition Sub-Account: this sub-account contains the Transition Contribution described in Section 5.1 (adjusted for hypothetical earnings and losses thereon) made by Gambro, Inc., or a subsidiary thereof.

(c)	Hypothetical Rates of Return

Each Deferral Account shall be credited with contributions (“Deferred Amounts”) made pursuant to the provisions of the Plan and shall be credited to reflect the hypothetical rates of return earned on the Deferred Amounts that are equal to the actual returns achieved on those investments. The establishment and maintenance of such Deferral Account, however, shall not be construed as entitling any Participant to any specific assets of the Employer.

(d)	Employer’s Insolvency

In the event the Employer becomes insolvent, each Participant under the Plan will become a creditor of the Participant’s Employer. Each Participant’s Deferral Account hereunder will be subject to the general rights of all creditors of the Participant’s Employer.

6.2 Investment Return on Deferral Accounts. Each Participant may elect to have the amount in his or her Deferral Account hereunder deemed invested in one or more hypothetical investment funds, which funds are selected for availability by the Company. Participants shall be permitted to change their investment elections daily. The hypothetical rates of return deemed earned on Deferred Amounts shall be equal to the actual returns achieved on these investments.

Each Participant’s Deferral Account shall be credited daily, with the value of the account fluctuating daily based upon the actual performance achieved on Deferred Amounts pursuant to the investment elections of each Participant. Any hypothetical investment returns on the Deferred Amounts shall be paid out to Participants at the same time and in the same manner as the underlying Deferred Amounts.

6.3 Form and Timing of Payout of Deferral Accounts.

(a)	Post-2004 Annual Contributions Sub-Account

For any amounts deferred after December 31, 2004, the balance in a Participant’s Post-2004 Annual Contributions Sub-Account shall be paid out in cash. At the time of Separation from Service, the Participant shall be paid a cash lump sum, equal to the balance of his or her Post-2004 Annual Contributions Sub-Account, as of the date of such Separation from Service, to the extent such account is vested. This payment shall be made the January following the Participant’s Separation from Service (or if the Participant has attained an age equal to or greater than sixty (60) upon his or her Separation from Service, the payment shall be made as soon as administratively feasible after such Separation from Service).

Notwithstanding the foregoing, if a Participant becomes Disabled, a lump-sum payment shall be made as soon as administratively feasible following the Participant’s becoming Disabled. In the event of a Participant’s death, only a lump-sum payment shall be made, as soon as administratively feasible following such death.

Notwithstanding the foregoing, a distribution triggered by a Separation from Service for a Specified Employee must be delayed six (6) months after the date of such Specified Employee’s Separation from Service or, if earlier, the date of death of the Specified Employee.

(b)	Pre-2005 Deferral Sub-Accounts

For amounts deferred prior to 2005 under the GERP (which were earned and vested as of December 31, 2004), a Participant’s Pre-2005 Deferral Sub-Accounts shall be paid out in cash. At the time of termination of employment, the Participant shall be paid a cash lump sum, unless elected otherwise, equal to the balance of his or her Pre-2005 Annual Contributions Sub-Account, Pre-2005 Company Contributions Sub-Account and Pre-2005 Transition Sub-Account, as of the date of termination, to the extent such account is vested. This payment shall be made the January following the date of termination (or if the Participant has attained an age equal to or greater than sixty (60) at the date of termination, the payment shall be made as soon as administratively feasible after the date of termination).

To the extent, however, that the Participant has attained an age equal to or greater than sixty (60) years at the date of termination and has also made the corresponding election at least ninety (90) days prior to the date of termination, the Participant shall receive the balance of his or her Pre-2005 Deferral Sub-Accounts, including hypothetical earnings/losses credited (or debited) on the contributions, to the extent such account is vested, in the form of ten (10) annual installment payments, with the first installment payment to commence as soon as administratively feasible after the date of termination. The remaining balance shall continue to accrue hypothetical earnings/losses credited (or debited) on the contributions, between payment dates at the rates designated by the Participant’s investment elections, as described in Section 6.2 herein. Each installment shall be equal to the remaining unpaid balance of the Pre-2005 Deferral Sub-Accounts, divided by the total number of installments yet to be made (i.e., the denominator in the year of the first installment shall be ten (10), in the year of the second installment shall be nine (9), etc).

Notwithstanding the foregoing, if a Participant becomes Disabled (as defined in Section 2(i)), a lump-sum payment shall be made or installment payments (if such election has been made) shall commence as soon as administratively feasible following the Participant’s becoming Disabled.

Notwithstanding the foregoing, in the event of a Participant’s death prior to the commencement of distributions or during the installment period, only a lump-sum payment shall be made as soon as administratively feasible following such death.

6.4 Establishment of Rabbi Trust. The Company shall establish an irrevocable rabbi trust (which shall be a grantor trust within the meaning of Code Sections 671-678) for the benefit of Plan Participants and beneficiaries of Plan Participants, as appropriate. The rabbi trust shall be governed by a trust agreement and shall have an independent trustee (such trustee to have a fiduciary duty to carry out the terms and conditions of the rabbi trust) as selected by the Company, and shall have restrictions as to the Company’s ability to amend the rabbi trust or to cancel benefits provided thereunder.

Assets contained in any rabbi trust established hereunder shall at all times be specifically subject to the claims of each Participant’s Employer’s general creditors in the event of bankruptcy or insolvency; such terms shall be specifically defined within the provisions of the rabbi trust, along with a required procedure for notifying the trustee of any such bankruptcy or insolvency. The terms of the trust agreement shall not provide that assets contained in the rabbi trust will become restricted to the provision of benefits under the Plan in connection with a change in the Employer’s financial health.

Assets contained in any rabbi trust established hereunder shall at all times be located within the United States.

Subject to the other provisions of this Section 6.4, at the sole discretion of the Board, the Employer shall contribute cash or other assets to the rabbi trust for the benefit of Plan Participants and beneficiaries of Plan Participants.

Article 7.     Amendment, Modification, Termination, Acknowledgment of Authority, and Spinoff

7.1 Amendment and Modification. The Company may, with prospective or retroactive effect, amend or modify the Plan at any time and from time to time, including at any time during the calendar year 2005 if determined to be necessary, appropriate or advisable in response to administrative guidance issued under Code Section 409A or to comply with the provisions of Code Section 409A. Notwithstanding the preceding sentence, the Company may accelerate distributions under this Plan only when doing so is consistent with Treasury Regulations and other guidance issued by the Internal Revenue Service under Code Section 409A. In the event the spinoff of this Plan (and related transfer of assets) from the GERP is construed to be a material modification of the GERP or of this Plan, then the amounts deferred prior to 2005 under the GERP (which were earned and vested as of December 31, 2004) which are transferred to this Plan and related rabbi trust shall be subject to the provisions of Code Section 409A.

7.2 Suspension, Discontinuance, and Termination. The Board may suspend, discontinue or terminate the Plan at any time and from time to time; provided that, the Company may accelerate distributions under this Plan only when doing so is consistent with Treasury Regulations and other guidance issued by the Internal Revenue Service under Code Section 409A.

7.3 Acknowledgment of Authority. Each Employer acknowledges the Company’s right to amend, modify and otherwise take action regarding the Plan with respect to all Employers. The Employers also acknowledge the Board’s right to terminate the Plan with respect to all Employers.

7.4 Spinoff of Gambro Healthcare, Inc. Executive Retirement Plan from GERP. Effective the day before the closing of the sale of Gambro Healthcare, Inc. to DaVita Inc. (“Transfer Date”), the Deferral Account and related liabilities under the GERP and related rabbi trust of each:

(a)	Participant who is an Employee of Gambro Healthcare, Inc. on the Transfer Date; and

(b)	former Employee (or his or her beneficiary) of Gambro Healthcare, Inc. who is entitled to a benefit from the GERP on the Transfer Date shall be transferred to this Plan and related rabbi trust.

Article 8.     Miscellaneous

8.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

8.2 Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in the event of his or her death. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Plan Administrator, and will be effective only when filed by the Participant in writing with the Plan Administrator during his or her lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s surviving spouse. In the event that there is no surviving spouse, any remaining benefits shall be paid in equal shares to the surviving children of the Participant. If there are no surviving children, any remaining benefits shall be paid to the Participant’s estate.

8.4 Successors. All obligations of the Employer under the Plan with respect to Deferred Amounts hereunder shall be binding on any successor to the Employer, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Employer.

8.5 Requirements of Law. Contributions and resulting Deferred Amounts under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.6 Governing Law. The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the internal, substantive laws of the State of Colorado.

8.7 Federal Insurance Contributions Act (“FICA”) and Federal Unemployment Tax Act (“FUTA”). The “Amount Deferred” (which includes hypothetical earnings/losses credited to the principal amount before the principal amount is included in FICA and FUTA wages) under this Plan shall be subject to FICA and FUTA taxes and related withholding as of the later of:

(a)	when the services are performed, or

(b)	when the Participant vests in the Amount Deferred as provided in Article V and in accordance with Code Sections 3121(v) and 3306(r).

8.8 Withholding of Income Taxes. The Employer and/or Trustee shall have the right to deduct from amounts otherwise credited to or paid from a Participant’s Deferral Account, amounts sufficient to satisfy federal, state, local and foreign tax withholding requirements.

8.9 Assumption of Risk. The Participant and the Participant’s beneficiary shall assume all risk (other than for gross negligence of the Company, Board, or the Plan Administrator, or breach by the Company of the terms of this Plan) in connection with:

(a)	the Plan and trust design, implementation and/or administration;

(b)	investment decisions made by the Participant and the resulting value of the Participant’s Deferral Account;

(c)	the selection of and actions of the Trustee or any other third party providing services to the Company or the rabbi trust in connection with the Plan or rabbi trust (including their administrative and investment expenses); and

(d)	any income taxes, penalties and interest incurred by the Participant or Participant’s beneficiary relating to or arising out of his or her participation in the Plan.

IN WITNESS WHEREOF, the Company has caused this Gambro Healthcare, Inc. Executive Retirement Plan to be effective as provided above and executed by its duly authorized officer this 4th day of October 2005.

Gambro Healthcare, Inc.

By	/s/ Larry Buckelew
Larry Buckelew President